CCG Elite Investor Relations	China Agritech, Inc.
Crocker Coulson, President	Kelviz Lim
646-213-1915	86-10-5962-1220
crocker.coulson@ccgir.com
www.ccgelite.com

FOR IMMEDIATE RELEASE

China Agritech, Inc. Announces First Quarter Financial Results

•	Net Sales decreased 15% to $7.3 million
•	Net income decreased 37% to $1.2 million

BEIJING, China, May 15 2008-China Agritech, Inc. (OTC BB: CAGC) (“China Agritech” or “the Company”), a leading manufacturer of liquid organic fertilizer and other fertilizer products in China, today announced its financial results for the first quarter ended March 31,2008.

First Quarter Highlights

•	Revenue decreased 15% year-over-year to $7.3 million
•	Gross profit decreased 19% year-over-year to $3.6 million
•	Net income decreased 37% year-over-year to $1.2 million, or $0.05 per diluted share

“China Agritech's lower first quarter results were significantly impacted by severe weather conditions caused by heavy rainfall and the longer winter season in northeast China,” commented Mr. Yu Chang, Chief Executive Officer of China Agritech. “The climate change not only affected consumption of our fertilizer products, but also caused delays in delivering orders to our customers. The deferred orders will be delivered by our distributors in the second quarter. The delayed orders should bring our revenue back on the growth track.”

Revenue for the first quarter of 2008 was down 15.0% to $7.3 million from $8.6 million in the first quarter of 2007. Revenue declined as a result of a decrease in sales volume, due to the impact of extended cold weather and heavy rains in northeast China. Unfavorable weather conditions resulted in deferred orders and delayed deliveries. However, the Company observed improved sales in the beginning of the second quarter. In April, customer orders increased by 10% in the Northern region and 15% in the Southern region compared to the same period last year.

Gross profit for the first quarter of 2008 was $3.6 million, down 19.4% from gross profit of $4.5 million in the first quarter of 2007. Gross margin for the quarter was 49.7% compared to 52.4% in the first quarter of 2007. On a sequential basis, gross margin improved from 42.3% in the fourth quarter of 2007. The sequential improvement in gross margin was primarily due to the Company’s success in negotiating both packaging and raw materials cost with its suppliers.

Selling expenses during the quarter was $0.7 million, or 9.7% of revenue, up from $0.6 million, or 7.1% of revenue, in the first quarter of 2007. The increase of selling expenses was primarily due to an increase in sales personnel to total 134 in the first quarter 2008, compared to 96 in the same quarter one year ago. The Company also carried greater selling and marketing activities in the quarter to develop new geographical markets.

General and administrative expenses during the quarter were $0.9 million, or 11.9% of revenue, compared to $0.5 million, or 6.4% of revenue, in the same period of 2007. The increase in G&A was primarily attributable to legal and professional consulting fees such as SOX 404 and SEC maintenance and general legal advice for long term company planning.

Income from operations was $2.1 million, down 38.6% from $3.3 million in the same period of 2007. Operating margin for the quarter was 28.1% compared to 38.9% in the first quarter of 2007.

Net income for the first quarter of 2008 was $1.2 million, down 36.9% from $1.9 million in the first quarter of 2007. Fully diluted earnings per share were $0.05 for the first quarter of 2008 compared to fully diluted earnings per share of $0.10 for the same period a year earlier. Weighted average fully-diluted shares for the first quarter of 2008 increased to 24,699,615 compared to weighted average fully-diluted shares of 19,143,615 in the first quarter of 2007, as the result of an additional 5,556,000 shares of common stock issued in a private placement in July 2007.

Financial Condition

As of March 31, 2008, China Agritech had $11.7 million in cash and restricted cash, no long-term debt and $53.2 million in working capital. Days sales outstanding as of March 31, 2008 was 276 days, compared to 206 days as of March 31, 2007. Inventory turnover days were 79 days as of March 31, 2008, compared to 68 days as of March 31, 2007. Shareholders’ equity stood at $53.4 million up from $50.9 million at year end 2007.

Recent Event

On April 25, 2008, China Agritech announced that it has engaged Grobstein, Horwath & Company, LLP (“Grobstein, Horwath & Co.”), a Horwath International firm, as its new independent auditor, effective April 18, 2008. Grobstein, Horwath & Co. replaces Kabani & Co. LLP (“Kabani & Co.”), which was dismissed on April 18, 2008.

Business Outlook

China Agritech completed its first granular fertilizer factory with 50,000 metric tons capacity in Beijing in March 2008 which expected to start its commercial production by end of May of 2008 or early June of 2008. The Company is also considering options to acquire an existing granular fertilizer factory to expand its production capacity. It plans to acquire a well-run facility with established markets in the Anhui province and has currently initiated the evaluation process. The two granular factories in Harbin and Xinjiang expect to start the construction in June of 2008. Currently, the Company is working on the floor plan for these two factories, respectively.

The Company anticipates fewer orders of its “Green Vitality” liquid organic fertilizer from Sinochem Fertilizer Co., Ltd. than the 1,000 metric tons for the twelve month period following October 2007, as agreed to in the original contract. Recent earthquake in Sichuan province has also affected the sales expected from this region. Therefore, China Agritech is adjusting its previous guidance for full year 2008 downward to revenue of $54 - $56 million, and net income to $8.5 - $9.0 million, or earnings per share of $0.35 to $0.37.

Conference Call Information

Management will conduct a conference call at at 8:00 am EDT on Thursday, May15, 2008, to discuss results for the first quarter 2008. Hosting the call will be Mr. Kelviz Lim Kok Siak, Vice President of Finance, joined by Mr. Yu Chang, Chief Executive Officer of China Agritech. The Company plans to distribute its earnings on Wednesday, May 14, 2008 after markets close. To participate in the conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: (888) 419-5570. International callers should dial 617-896-9871. The pass code for the call is 255 961 45. If you are unable to participate in the call at this time, a replay will be available on Thursday, May 15, 2008 at 10:00 a.m. EDT, through Thursday, May 29, 2008. To access the replay from the United States dial 888-286-8010, or 617-801-6888 if calling internationally. Enter the Pass code 57612944. This conference call will be broadcast live over the Internet and can be accessed by all interested parties on the China Agritech website at http://www.chinaagritechinc.com. To listen to the live webcast, please go to the China Agritech website at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a replay will be available shortly after the call on China Agritech’s website for 90 days.

About China Agritech Inc.

China Agritech is engaged in the development, manufacture and distribution of organic liquid and granular compound fertilizers and related products in the People's Republic of China. The company has developed proprietary formulas that provide a continuous supply of high-quality agricultural products while maintaining soil fertility. The company sells it products to farmers located in twenty provinces of China including: Hainan, Anhui, Hubei, Jiangsu, Jiangxi, Guangxi, Liaoning, Shanxi Heilongjiang, Hebei, Jilin, Shandong, Inner Mongolia, Henan, Sichuan, Guangdong, Xinjiang, Yunnan, Chongqing and Guizhou. For more information visit www.chinaagritechinc.com

This release contains certain "forward-looking statements" relating to the business of China Agritech and its subsidiary companies, which can be identified by the use of forward-looking terminology such as "believes, expects" or similar expressions, including but not limited to, statements regarding the continued demand for China Agritech’s products, China Agritech’s ability to sustain growth for the balance of the year and China Agritech’s ability to generally meet all of its objectives. Such forward looking statements involve known and unknown risks and uncertainties, including all business uncertainties relating to product development, marketing, concentration in a single customer, raw material costs, market acceptance, future capital requirements, and competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the SEC. Except as required by law, China Agritech is under no obligation to (and expressly disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

--financial tables below--

CHINA AGRITECH, INC. AND SUBSIDIARIES
CONSOLIDATED INCOME STATEMENTS
FOR THE THREE MONTH PERIODS ENDED MARCH 31, 2008 AND 2007
(UNAUDITED)

	2008	2007

Net sales	$7,317,083	$8,611,741
Cost of sales	(3,681,006)	(4,100,825)
Gross profit	3,636,077	4,510,916

Operating expenses
Selling expenses	(706,590)	(614,002)
General and administrative expenses	(873,554)	(548,067)
Total operating expenses	(1,580,144)	(1,162,069)
Income from operations	2,055,933	3,348,847
Other expenses
Other (expenses)/income	61,673	27,896
Finance expenses	5,227	(209)

Total other expenses/(income)	66,900	27,687
Income before income taxes and minority interest	2,122,833	3,376,534
Provision for income taxes	(717,280)	(1,260,055)
Income before minority interests	1,405,554	2,116,479
Minority interests	(215,184)	(231,351)
Net income	1,190,370	1,885,128
Other comprehensive income
Foreign currency translation adjustment	1,318,663	504,648
Comprehensive income	$2,509,033	$2,389,776
Basic and diluted weighted average shares outstanding	24,699,615	19,143,615
Basic net earnings per share	$0.05	$0.10
Diluted weighted average shares outstanding	24,699,615	19,143,615
Diluted net earnings per share	$0.05	$0.10

CHINA AGRITECH, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	March 31, 2008	December 31, 2007
	(UNAUDITED)	(AUDITED)
ASSETS
Current Assets
Cash and cash equivalents	$9,744,105	$11,852,636
Restricted cash	2,000,000	2,000,000
Accounts receivable, net	28,693,391	22,695,039
Inventories	4,017,007	3,508,741
Advances to suppliers	10,877,770	12,343,255
Prepayments and other receivables	768,401	1,242,694

Total Current Assets	56,100,674	53,642,365

Construction In Process	157,651	-

Property, Plant, And Equipment, Net	3,857,576	3,798,958

Total Assets	$60,115,901	$57,441,323

LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
Accounts payable	$245,522	$41,146
Accrued liabilities and other payables	1,385,420	1,047,721
Amount due to related parties	-	352,505
Taxes payable	1,251,977	1,650,243

Total Current Liabilities	2,882,919	3,091,615

Minority Interests	3,839,963	3,465,724

Commitments	-	-

Stockholders' Equity
Common stocks; $0.001 par value, 100,000,000 shares authorized, 24,699,615 shares issued and outstanding as of September 30, 2007 and 19,143,615 shares issued and outstanding as of December 31, 2006	24,700	24,700
Additional paid in capital	26,135,914	26,135,914
Statutory reserve	4,590,152	4,299,653
Accumulated other comprehensive income	3,896,770	2,578,107
Retained earnings	18,745,483	17,845,610

Total Stockholders' Equity	53,393,019	50,883,984

Total Liabilities and Stockholders' Equity	$60,115,901	$57,441,323

CHINA AGRITECH, INC. AND SUBSIDIARIES
AUDITED CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007
(UNAUDITED)

	March 31,	March 31,
	2008	2007
Cash flows from operating activities:
Net income	$1,190,370	$1,885,128
Adjustments to reconcile net income to net cash
used in operating activities:
Stock based compensation	-	1,199
Minority Interest	215,184	231,351
Depreciation	169,073	81,140

(Increase) / Decrease in current assets:
Accounts receivable	(5,998,352)	(5,944,426)
Prepayments and other receivables	474,295	6,016
Inventories	(508,266)	(1,340,544)
Advances to suppliers	1,465,485	2,810,417

(Decrease) / Increase in current liabilities:
Accounts payable	204,374	(272,030)
Other payable	(260,826)	245,294
Tax payable	(398,266)	515,789
Accrued expenses	246,022	(38,641)
Net cash provide used in operating activities	(3,200,907)	(1,819,307)

Cash flows from investing activities:
Acquisition of property & equipment	(385,342)	(34,811)
Restricted Cash	0	43,883
Net cash by (used in) investing activities	(385,342)	9,072

Cash flows from financing activities:
Advance from shareholders	-	1,246
Net cash provided by financing activities	-	1,246

Net increase in cash and cash equivalents	(3,586,249)	(1,808,989)
Effect of exchange rate change on cash and cash equivalents	1,477,718	289,574
Cash and cash equivalents, beginning of year	11,852,636	6,430,009
Cash and cash equivalents, end of year	$9,744,105	$4,910,594

Supplements Disclosure of cash flow information:
Income Taxes paid	$1,093,804	$3,760,570

Non-cash investment and financial activity
Offset of amounts due to/from stockholders	$330,985	-

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